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                                                                      Exhibit 99

March 27, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

This letter is being filed by Saul Centers, Inc. (the "Company") with its Form 10-K pursuant to Temporary Note 3T to Article 3 of Regulation S-X to set forth certain representations made to the Company by Arthur Andersen LLP in connection with their audit.

The Company received a representation letter dated March 27, 2002, from Arthur Andersen indicating that they have audited the consolidated financial statements of the Company and subsidiaries as of December 31, 2001 and for the year then ended and have issued their report thereon dated March 27, 2002. In the representation letter, Arthur Andersen represented that the audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur
Andersen is not relevant to this audit.

SAUL CENTERS, INC.

By:  /s/ Scott V. Schneider
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     Scott V. Schneider
     Senior Vice President and Chief Financial Officer